Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS First quarter 2026 results

SANTA ANA, Calif., April 22, 2026 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the first quarter ended March 31, 2026.

Current Quarter Highlights

•
Earnings per diluted share of $1.21, or $1.33 per share on an adjusted basis

- Net investment losses of $9 million, or 7 cents per diluted share

- Purchase-related intangible amortization of $7 million, or 5 cents per diluted share

•
Total revenue of $1.8 billion, up 16 percent compared with last year, on both a GAAP and adjusted basis
•
Title Insurance and Services segment investment income of $154 million, up 12 percent compared with last year
•
Title Insurance and Services segment pretax margin of 9.6 percent, or 10.4 percent on an adjusted basis
•
Commercial revenues of $271 million, up 48 percent compared with last year
•
Home Warranty segment pretax margin of 23.5 percent, or 23.8 percent on an adjusted basis
•
Debt-to-capital ratio of 32.2 percent, or 21.9 percent excluding secured financings payable of $1.1 billion
•
Repurchased 556,336 shares for a total of $33 million at an average price of $60.21

‑ In the second quarter, through April 22, repurchased 295,872 shares for a total of $18 million at an average price of $61.61

•
In April, named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eleventh consecutive year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Total revenue	$1,838.0	$1,582.3
Income before taxes	$161.8	$96.6

Net income	$125.1	$74.2
Net income per diluted share	$1.21	$0.71

Adjusted net income	$137.3	$87.9
Adjusted net income per diluted share	$1.33	$0.84

Total revenue for the first quarter of 2026 was $1.8 billion, up 16 percent compared with the first quarter of 2025. Net income in the current quarter was $125 million, or $1.21 per diluted share, compared with net income of $74 million, or 71 cents per diluted share, in the first quarter of 2025. Adjusted net income in the current quarter was $137 million, or $1.33 per diluted share, compared with $88 million, or

First American Financial Reports First Quarter 2026 Results

84 cents per diluted share, in the first quarter of last year. Net investment losses in the current quarter were $9 million, or 7 cents per diluted share, compared with net investment losses of $11 million, or 8 cents per diluted share, in the first quarter of last year. Purchase-related intangible amortization in both the current and prior year quarters was $7 million, or 5 cents per diluted share. The effective tax rate this quarter was 22.9 percent.

"We delivered a strong first quarter, with adjusted earnings per share up 58 percent compared to the prior year,” said Mark Seaton, chief executive officer at First American Financial Corporation. "Our results were driven by our commercial business, which achieved record first-quarter revenue. In addition, investment income in our title segment grew 12 percent, despite a decline in the federal funds rate, in part due to continued success in capturing additional deposit sources at our bank. Our adjusted pretax title margin was 10.4 percent for the quarter, a great start to the year considering continued softness in the residential market.

"Beyond our financial results, we are committed to deploying AI solutions across the company to amplify the talents of our team, better serve our customers and strengthen our capabilities. Our combination of unique data assets, deep domain expertise, and innovative technology provides us with a competitive advantage as AI adoption accelerates. We are energized by the opportunities ahead and will continue to invest in our people, processes, and products as we work to extend our leadership position in the industry."

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2026	2025
Total revenues	$1,732.3	$1,484.4

Income before taxes	$167.0	$106.8
Pretax margin	9.6%	7.2%
Adjusted pretax margin	10.4%	7.9%

Title open orders(1)	182,900	168,900
Title closed orders(1)	119,900	110,300

U.S. Commercial
Total revenues	$271.2	$183.8
Open orders	27,500	26,600
Closed orders	15,200	14,000
Average revenue per order	$17,900	$13,100
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment on both a GAAP and adjusted basis were $1.7 billion in the first quarter, up 17 percent compared with the same quarter of 2025. Direct

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First American Financial Reports First Quarter 2026 Results

premiums and escrow fees increased by 21 percent compared with the first quarter of last year, driven by a 13 percent increase in the average revenue per order closed and a 9 percent increase in the number of direct title orders closed in our domestic operations. The average revenue per direct title order rose to $4,229, primarily due to an increase in the average revenue per order for commercial transactions, partially offset by a shift in the mix from higher premium purchase transactions to lower premium refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 16 percent compared with last year.

Information and other revenues were $269 million during the quarter, up $33 million, or 14 percent, compared with last year. The increase was primarily driven by revenue growth in the company's subservicing business, higher demand for non-insured information products and services, and refinance activity in the company's Canadian operations.

Investment income was $154 million in the first quarter, up $17 million compared with the same quarter last year. The increase was primarily driven by higher interest income from the company's investment portfolio and warehouse lending business. Net investment losses were $8 million in the current quarter compared with $4 million in the same quarter last year.

Personnel costs were $546 million in the first quarter, up $62 million, or 13 percent, compared with the same quarter of 2025. The increase in personnel costs was primarily attributable to incentive compensation expense resulting from higher revenue and profitability, and higher salary expense.

Other operating expenses of $277 million in the current quarter were up $31 million, or 13 percent, compared with the first quarter of 2025, primarily due to higher production expense driven by higher volumes and increased software expense.

The provision for policy losses and other claims was $40 million in the first quarter, or 3.0 percent of title premiums and escrow fees, unchanged from the prior year. The first quarter rate reflects an ultimate loss rate of 3.75 percent for the current policy year and a net decrease of $10 million in the loss reserve estimate for prior policy years.

Depreciation and amortization expense was $53 million in the first quarter, up $2 million, or 4 percent, compared with the same period last year.

Interest expense was $27 million in the current quarter, up $7 million, or 34 percent, compared with last year due to higher interest expense in the warehouse lending business and on deposit balances at the company's bank subsidiary.

The Title Insurance and Services segment posted pretax income of $167 million in the first quarter, compared with pretax income of $107 million in the first quarter of 2025. Pretax margin was 9.6 percent in the current quarter, compared with 7.2 percent last year. Adjusted pretax margin was 10.4 percent in the current period, compared with 7.9 percent last year.

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First American Financial Reports First Quarter 2026 Results

Home Warranty

($ in millions)

	Three Months Ended
	March 31,
	2026	2025
Total revenues	$109.8	$107.8

Income before taxes	$25.8	$24.7
Pretax margin	23.5%	22.9%
Adjusted pretax margin	23.8%	23.5%

Total revenues for the Home Warranty segment were $110 million in the first quarter, up 2 percent compared with last year. The segment posted pretax income of $26 million this quarter, up 4 percent compared with last year. The claim loss rate improved to 36 percent in the first quarter, compared with 37 percent last year, due to small reductions in the number and severity of claims. Home Warranty’s pretax margin was 23.5 percent this quarter, compared with 22.9 percent last year. Adjusted pretax margin was 23.8 percent this quarter, compared with 23.5 percent last year.

Corporate

The Corporate segment pretax loss was $31 million in the first quarter, compared with a loss of $35 million last year. Excluding net investment gains and losses, the Corporate pretax loss was $30 million in the current quarter, compared with a $28 million loss in the first quarter of last year.

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First American Financial Reports First Quarter 2026 Results

Teleconference/Webcast

First American’s first quarter 2026 results will be discussed in more detail on Thursday, April 23, 2026, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is +1-877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 7, 2026, by dialing +1-201-612-7415 and using the conference ID 13759993. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.5 billion in 2025, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2026, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the eleventh consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports First Quarter 2026 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; severe weather conditions, health crises, terrorist attacks and other catastrophes; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; provision of capital to subsidiaries that could affect the company’s liquidity position; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified employees; the company’s use of a global workforce; inability of the company to fulfill parent company obligations and/or pay dividends; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; a reduction in the deposits at the company’s federal savings bank subsidiary; claims of infringement or inability to adequately protect the company’s intellectual property; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted pretax margin, adjusted net income, and adjusted earnings per share. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Total revenues	$1,838.0	$1,582.3

Income before income taxes	$161.8	$96.6
Income tax expense	37.0	21.8
Net income	124.8	74.8
Less: Net (loss) income attributable to noncontrolling interests	(0.3)	0.6
Net income attributable to the Company	$125.1	$74.2

Net income per share attributable to stockholders:
Basic	$1.21	$0.72
Diluted	$1.21	$0.71

Cash dividends declared per share	$0.55	$0.54

Weighted average common shares outstanding:
Basic	103.0	103.8
Diluted	103.3	104.2

Selected Title Insurance Segment Information
Title orders opened(1)	182,900	168,900
Title orders closed(1)	119,900	110,300
Paid title claims	$41.7	$38.4

(1) U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	March 31,	December 31,
	2026	2025
Cash and cash equivalents	$2,436.2	$1,387.3
Investments	9,930.2	9,394.3
Goodwill and other intangible assets, net	1,912.9	1,919.3
Total assets	17,936.6	16,228.8
Reserve for claim losses	1,166.3	1,169.6
Notes and contracts payable	1,545.2	1,545.4
Total stockholders’ equity	$5,489.6	$5,499.5

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Home	Corporate
March 31, 2026	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$660.2	$557.1	$103.1	$0.0
Agent premiums	759.4	759.4	—	—
Information and other	275.1	269.2	5.9	0.0
Net investment income (loss)	152.4	154.2	1.3	(3.1)
Net investment gains (losses)	(9.1)	(7.6)	(0.5)	(1.0)
	1,838.0	1,732.3	109.8	(4.1)
Expenses
Personnel costs	568.2	546.4	21.0	0.8
Premiums retained by agents	602.2	602.2	—	—
Other operating expenses	310.4	277.4	23.3	9.7
Provision for policy losses and other claims	77.8	39.5	37.2	1.1
Depreciation and amortization	54.6	53.1	1.4	0.1
Premium taxes	21.1	20.0	1.1	0.0
Interest	41.9	26.7	—	15.2
	1,676.2	1,565.3	84.0	26.9
Income (loss) before income taxes	$161.8	$167.0	$25.8	$(31.0)

Three Months Ended		Title	Home	Corporate
March 31, 2025	Consolidated	Insurance	Warranty	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$561.1	$459.6	$101.6	$(0.1)
Agent premiums	654.6	654.6	—	—
Information and other	242.2	236.0	6.2	(0.0)
Net investment income (loss)	135.2	137.7	0.8	(3.3)
Net investment gains (losses)	(10.8)	(3.5)	(0.8)	(6.5)
	1,582.3	1,484.4	107.8	(9.9)
Expenses
Personnel costs	506.7	484.8	20.5	1.4
Premiums retained by agents	525.5	525.5	—	—
Other operating expenses	278.3	246.4	22.5	9.4
Provision for policy losses and other claims	70.1	33.4	37.7	(1.0)
Depreciation and amortization	52.5	51.2	1.3	(0.0)
Premium taxes	17.4	16.3	1.1	(0.0)
Interest	35.2	20.0	—	15.2
	1,485.7	1,377.6	83.1	25.0
Income (loss) before income taxes	$96.6	$106.8	$24.7	$(34.9)

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions, except margin and per share amounts, unaudited)
Consolidated

	Three Months Ended
	March 31,
	2026	2025

Total revenues	$1,838.0	$1,582.3
Non-GAAP adjustments:
Less: Net investment gains (losses)	(9.1)	(10.8)
Adjusted total revenues	$1,847.1	$1,593.1

Pretax income	$161.8	$96.6
Non-GAAP adjustments:
Less: Net investment gains (losses)	(9.1)	(10.8)
Plus: Purchase-related intangible amortization	6.7	6.8
Adjusted pretax income	$177.6	$114.2

Pretax margin	8.8%	6.1%
Non-GAAP adjustments:
Less: Net investment gains (losses)	(0.5)%	(0.6)%
Plus: Purchase-related intangible amortization	0.3%	0.5%
Adjusted pretax margin	9.6%	7.2%

Net income	$125.1	$74.2
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	(7.0)	(8.4)
Plus: Purchase-related intangible amortization	5.2	5.3
Adjusted net income	$137.3	$87.9

Earnings per diluted share (EPS)	$1.21	$0.71
Non-GAAP adjustments, net of tax:
Less: Net investment gains (losses)	$(0.07)	$(0.08)
Plus: Purchase-related intangible amortization	$0.05	$0.05
Adjusted EPS	$1.33	$0.84

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Reconciliation of Non-GAAP Financial Measures
(in millions except margin, unaudited)
By Segment

	Three Months Ended
	March 31,
	2026	2025
Title Insurance and Services Segment
Total revenues	$1,732.3	$1,484.4
Non-GAAP adjustments:
Less: Net investment gains (losses)	(7.6)	(3.5)
Adjusted total revenues	$1,739.9	$1,487.9

Pretax income	$167.0	$106.8
Non-GAAP adjustments:
Less: Net investment gains (losses)	(7.6)	(3.5)
Plus: Purchase-related intangible amortization	6.7	6.8
Adjusted pretax income	$181.3	$117.1

Pretax margin	9.6%	7.2%
Non-GAAP adjustments:
Less: Net investment gains (losses)	(0.4)%	(0.2)%
Plus: Purchase-related intangible amortization	0.4%	0.5%
Adjusted pretax margin	10.4%	7.9%

Home Warranty Segment
Total revenues	$109.8	$107.8
Non-GAAP adjustments:
Less: Net investment gains (losses)	(0.5)	(0.8)
Adjusted total revenues	$110.3	$108.6

Pretax income	$25.8	$24.7
Non-GAAP adjustments:
Less: Net investment gains (losses)	(0.5)	(0.8)
Adjusted pretax income	$26.3	$25.5

Pretax margin	23.5%	22.9%
Non-GAAP adjustments:
Less: Net investment gains (losses)	(0.3)%	(0.6)%
Adjusted pretax margin	23.8%	23.5%

Purchase-related intangible amortization includes amortization of noncompete agreements, customer relationships, and trademarks acquired in business combinations.

Totals may not sum due to rounding.

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended
	March 31,
	2026	2025
Total revenues	$1,732.3	$1,484.4
Less: Net investment gains (losses)	(7.6)	(3.5)
Net investment income (loss)	154.2	137.7
Premiums retained by agents	602.2	525.5
Net operating revenues	$983.5	$824.7

Personnel and other operating expenses	$823.8	$731.2
Ratio (% net operating revenues)	83.8%	88.7%
Ratio (% total revenues)	47.6%	49.3%

Change in net operating revenues	$158.8
Change in personnel and other operating expenses	92.6
Success Ratio(1)	58%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2026 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q126	Q425	Q325	Q225	Q125
Open Orders per Day
Purchase	1,429	1,100	1,375	1,554	1,491
Refinance	838	768	771	623	566
Refinance as % of residential orders	37%	41%	36%	29%	28%
Commercial	451	444	441	437	436
Default and other	280	346	402	307	277
Total open orders per day	2,998	2,657	2,989	2,920	2,769

Closed Orders per Day
Purchase	839	953	1,062	1,110	893
Refinance	616	629	503	494	393
Refinance as % of residential orders	42%	40%	32%	31%	31%
Commercial	249	289	238	240	230
Default and other	262	375	413	318	292
Total closed orders per day	1,966	2,246	2,216	2,161	1,807

Average Revenue per Order (ARPO)(2)
Purchase	$3,740	$3,704	$3,689	$3,693	$3,643
Refinance	1,130	1,146	1,034	998	1,002
Commercial	17,851	18,605	16,119	15,267	13,123
Default and other	126	366	343	539	394

Total ARPO	$4,229	$4,350	$3,801	$3,897	$3,747

Business Days	61	63	64	64	61

(1) U.S. operations only.

(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders.
Please note that during the fourth quarter of 2025, the company revised refinance order counts and corresponding total order counts for all periods prior to the third quarter of 2025, which impacted all related year-over-year metrics, due to certain home equity orders that were previously excluded.
These revised order counts also impacted ARPO previously reported in earnings releases for the periods prior to the third quarter of 2025; however, there was no change to reported revenues.

Totals may not sum due to rounding.

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